                         AGREEMENT OF PURCHASE AND SALE



                          WAYNE-ROSEDALE AREA, ALBERTA



                          COMETRA ENERGY (CANADA) LTD.
                                  (AS SELLER)

                                      And


                               CEC RESOURCES LTD.
                                 (AS PURCHASER)



                            DATED:  MARCH 15, 1999

                               TABLE OF CONTENTS




ARTICLE 1
    INTERPRETATION
    --------------

    1.1  Definitions                                                           1
    1.2  Schedules                                                             6
    1.3  References                                                            7
    1.4  Headings                                                              7
    1.5  Singular/Plural                                                       7
    1.6  Use of Canadian Funds                                                 7
    1.7  Derivatives                                                           7
    1.8  Interpretation if Closing Does Not Occur                              7
    1.9  Conflicts                                                             8
    1.10 Responsibility Extends to Legal Costs                                 8
    1.11 References to Directors, Offices, Servants, Agents, Consultants and
         Employees                                                             8



ARTICLE 2
    PURCHASE AND SALE
    -----------------

    2.1  Agreement of Purchase and Sale                                        8
    2.2  Allocation of Purchase Price                                          8
    2.3  Payment of Purchase Price                                             9


ARTICLE 3
    THIRD PARTY RIGHTS AND CONSENTS
    -------------------------------

    3.1  Preferential Rights of Purchase and Consents                          9
    3.2  Operatorship and Third Parties                                        9

ARTICLE 4
    PURCHASER'S REVIEW
    ------------------

    4.1  Seller to Provide Access                                             10
    4.2  Title Defects                                                        10


                                       I

ARTICLE 5
    ADJUSTMENTS
    -----------

    5.1  Benefits and Obligations to be Apportioned                           12
    5.2  Adjustments to Accounts                                              13

ARTICLE 6
    INTERIM PROVISIONS
    ------------------

    6.1  Assets to be Maintained in Proper Manner                             14
    6.2  Seller as Agent                                                      15
    6.3  Restrictions on Conduct of Business                                  15

ARTICLE 7
    REPRESENTATIONS AND WARRANTIES OF PARTIES
    -----------------------------------------

    7.1  Seller's Representations and Warranties                              16
    7.2  Purchaser's Representations and Warranties                           20
    7.3  Survival of Representations and Warranties                           21
    7.4  No Merger                                                            21
    7.5  No Additional Representations or Warranties by Seller                22

ARTICLE 8
    LIABILITY AND INDEMNIFICATION
    -----------------------------

    8.1  Responsibility of Seller                                             22
    8.2  Responsibility of Purchaser                                          22
    8.3  Limit on Seller's Responsibility                                     23
    8.4  Environmental Indemnity                                              23
    8.5  No Merger of Legal Responsibilities                                  24
    8.6  Substitution and Subrogation                                         24

ARTICLE 9
    CLOSING
    -------

    9.1  Place of Closing                                                     24
    9.2  Required Approvals                                                   25
    9.3  Conditions for Benefit of Purchaser                                  24
    9.4  Conditions for Benefit of Seller                                     26
    9.5  Waiver of Conditions                                                 27
    9.6  Failure to Satisfy Conditions                                        27


                                       II

ARTICLE 10
    POST CLOSING ADMINSTRATION
    --------------------------

    10.1  Registration of Documents                                           27
    10.2  Coordination of Administration Matters                              27
    10.3  Seller's Access to Documents                                        28

ARTICLE 11
    CONFIDENTIALITY
    ---------------

    11.1  Purchaser's Obligation to Maintain Information Confidential         29
    11.2  Consultants and Advisors Bound                                      29

ARTICLE 12
    ARBITRATION
    -----------

    12.1  Reference to Arbitration                                            29
    12.2  Proceedings                                                         30

ARTICLE 13
    ASSIGNMENT
    ----------

    13.1  Assignment Before Closing                                           30

ARTICLE 14
    NOTICE
    ------

    14.1  Service of Notice                                                   30
    14.2  Address for Notices                                                 31
    14.3  Right to Change Address                                             31

ARTICLE 15
    PUBLIC ANNOUNCEMENTS
    --------------------

    15.1  Approval Required for Press Releases                                32
    15.2  Signs and Notifications to Governmental Agencies                    32

                                      III

ARTICLE 16
    MISCELLANEOUS PROVISIONS
    ------------------------

    16.1  Further Assistance                                                  32
    16.2  Governing Law                                                       33
    16.3  Time                                                                33
    16.4  No Amendment Except in Writing                                      33
    16.5  Waiver must be in Writing                                           33
    16.6  Consequences of Termination                                         33
    16.7  Supersedes Earlier Agreements                                       33
    16.8  Enurement                                                           33
    16.9  No Merger                                                           34
    16.10 Invalidity of Provisions                                            34
    16.11 Counterpart Execution                                               34

                                       IV

                                                                     EXHIBIT 2.1

                         AGREEMENT OF PURCHASE AND SALE

                          WAYNE-ROSEDALE AREA, ALBERTA

THIS AGREEMENT made this 15th day of  March, 1999

BETWEEN:

          Cometra Energy (Canada) Ltd. ("Cometra") a body corporate, having an office in the City of Calgary, in the Province of Alberta (hereinafter called the "Seller")

                                    - and -

          CEC Resources Ltd., ("CEC") a body corporate, having an office in the City of Calgary, in the Province of Alberta
          (hereinafter called the "Purchaser")


WHEREAS the Seller has agreed to sell the Assets to the Purchaser and the Purchaser has agreed to purchase the Assets from the Seller on the terms and conditions set forth herein;

NOW THEREFORE in consideration of the premises and the mutual covenants and warranties herein contained, the Parties agree as follows:


                                   ARTICLE 1
                                 INTERPRETATION
                                 --------------

1.1  Definitions

     In this Agreement, including the recitals and the Schedules, the following terms shall have the respective meanings hereby assigned to them, subject to Subclause 4.2 (d):

     (a)  "ARTC" means the royalty tax credit as provided for pursuant to the
           ----
          Alberta Corporate Income Tax Act;

     (b)  "Agreement" means this document, together with the Schedules attached
           ---------
          hereto and made a part hereof;

     (c)  "Assets" means the Petroleum and Natural Gas Rights, the Tangibles and
           ------
          the Miscellaneous Interests;

     (d)  "Closing" means the exchange of Conveyance Documents on the Closing
           -------
          Date, the delivery by the Purchaser to the Seller of the Purchase Price, and the transfer of the Assets by the Seller to the Purchaser;

     (e)  "Closing Date" means 2:00 p.m. on March 31, 1999 or such other time
           ------------
          and date as may be agreed to by the Parties;

     (f)  "Conveyance Documents" means the documents described in Subparagraphs
           --------------------
          9.3 (e) (i) and (ii), which provide for the assignment, transfer or other disposition of the Assets to the Purchaser;

     (g)  "Days" means any day which is not a Saturday, Sunday or statutory
           ----
          holiday in Calgary, Alberta;

     (h)  "Effective Date"  means 8:00 a.m. on the 1st day of March, 1999;
           --------------

     (i)  "Environmental Liabilities" means any and all environmental damage,
           -------------------------
          contamination or other environmental problem pertaining to the Assets, whether or not caused by a breach of applicable Regulations, including without limitation, any matters related to surface, underground, air, groundwater or surface water contamination, the abandonment or plugging of any well included as an Asset hereunder, the restoration or reclamation of any part of the Assets; or the removal of or failure to remove any materials, substances, foundations, structures or equipment from the surface lands pertaining to the Assets;


     (j)  "Facilities" means the Seller's Interest in any gas gathering
          -----------
          facilities, plants, compressors and / or other facilities used in connection with the production, transmission, and sale of Petroleum Substances, whether or not such Facilities are located on the Lands, including but not limited to those Facilities described in Schedule "B" hereto;

     (k)  "GST" means the goods and service tax payable pursuant to the GST
           ---
          Legislation;

     (l)  "GST Legislation" means the Excise Tax Act, 1980 RSC, c. E-1 5, as
           ---------------
          amended and the regulations thereunder;


     (m)  "Lands" means the lands set forth and described in Schedule "A",
           -----
          insofar as rights to the Petroleum Substances underlying those lands are granted by the Leases;

     (n)  "Leases" means the leases, licenses, permits and other documents of
           ------
          title set forth and described in Schedule "A", by virtue of which the holder thereof is entitled to drill for, win, take, own or remove the Petroleum Substances within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor;

     (o)  "Miscellaneous Interests" means the Seller's Interest in and to all
           -----------------------
          property, assets and rights, other than the Petroleum and Natural Gas Rights and the Tangibles, to the extent such property, assets and rights pertain to the Petroleum and Natural Gas Rights or the Tangibles, or any rights relating thereto, including, without restricting the generality of the foregoing, the Seller's Interest in:

          (i) all contracts, agreements and documents, to the extent that they relate directly to the Petroleum Substances, the Petroleum and Natural Gas Rights or the Tangibles, including agreements for the construction, ownership and operation of any facilities and agreements for the sale, processing or transportation of Petroleum Substances;

          (ii) all subsisting rights to enter upon, use and occupy the surface of any of the Lands, of any lands upon which any Tangibles are located or of any lands to be crossed in order to gain access to any of the Lands or the Tangibles;

          (iii)   the wellbores and casing of all Wells; and

          (iv) copies of engineering records, accounting records, files, reports, and data related to the Petroleum Substances, the Petroleum and Natural Gas Rights, the Wells or the Tangibles, excluding the Seller's tax and financial records, economic evaluations and geophysical data;

     (p)  "Party" means a person, partnership or corporation, which is bound by
           -----
          this Agreement;

     (q) "Permitted Encumbrances" means:
          ----------------------

          (i) any encumbrances, overriding royalties, net profits interests and other burdens identified in Schedule "A";

          (ii) subject to Articles 3 and 4 and Paragraph 9.3(e)(iii) any preferential rights of purchase or any similar restriction applicable to any of the Assets, as identified in Schedule "A";

          (iii) the terms and conditions of the Leases, including, without limitation, the requirement to pay any rentals or royalties to the grantor thereof to maintain the Leases in good standing and any gross royalty trusts applicable to the grantor's interest in any of the Leases;

          (iv) the right reserved to or vested in any grantor, government or other public authority by the term of any Lease or by the Regulations to terminate any Lease;

          (v) easements, rights of way, servitudes or other similar rights in land, including, without in any way limiting the generality of the foregoing, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

          (vi) rights of general application reserved to or vested in any governmental authority to levy taxes on the Petroleum Substances or the income or revenue therefrom;

          (vii) the Regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Assets in any manner;

          (viii) the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

          (ix) agreements and plans relating to pooling or unitization, provided that any pooling or unit agreement applicable to the Lands shall be identified in Schedule "C";

          (x) liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the Assets;

          (xi) the agreements identified in Schedule "D" respecting the processing, treating, gathering, compression or transmission of the Petroleum Substances or the operation of wells by contract field operators;

          (xii) undetermined or inchoate liens incurred or created as security in favour of any person with respect to the development or operation of any of the Assets, as regards the Seller's share of the costs and expenses thereof which costs and expenses are not due as of the Closing Date and which shall be adjusted pursuant to Article 5; and

          (xiii) agreements for the sale of Petroleum Substances, which either are terminable on not greater than thirty (30) days' notice (without an early termination penalty or other cost) or are identified in Schedule "D";

     (r)  "Petroleum and Natural Gas Rights" means the Seller's Interest in and
           --------------------------------
          to the Lands, and the Leases to the extent they pertain to the Lands;

     (s)  "Petroleum Substances" means petroleum, natural gas, sulphur and every
           --------------------
          other mineral or substance, or any of them, the right to explore for which, or an interest in which, is granted pursuant to the Leases, insofar only as they pertain to the Lands;

     (t)  "Purchase Price" means the amount payable by the Purchaser to the
           --------------
          Seller pursuant to Clause 2.2, as modified by the adjustments provided for herein;

     (u)  "Regulations" means all statutes, laws, rules, orders and regulations
           -----------
          in effect from time to time and made by governments, governmental boards or agencies having jurisdiction over the Assets;

     (v)  "Right of First Refusal" means any pre-emptive right of the purchaser
           -----------------------
          or similar right whereby any party, other than the Seller or the Purchaser, has the right to acquire or purchase all or a portion of the Assets as a consequence of the Seller having agreed to sell the Assets to the Purchaser in accordance herewith;

     (w)  "SEC" means Security and Exchange Commission;
           ---

     (x)  "Seller" means Cometra Energy (Canada), Ltd.
           ------

     (y)  "Seller's Interest" means, in respect of each property, right or asset
           -----------------
          comprising the Assets, the entire right, title, interest, and estate of the Seller as more specifically described in Schedule "A" and "B" hereto. Further, Seller's Interest shall include the entire right, title, interest, and estate in respect of each property, right or asset comprising the Assets more specifically described in Schedule "A" of Golden Reef Energy Ltd. pursuant to the terms and conditions of that certain Agency Agreement dated March 15, 1999 between Purchaser, Seller and Golden Reef Energy Ltd., attached as Schedule "J" hereto.

     (z)  "Tangibles" means the Seller's Interest in the Facilities and in all
           ---------
          tangible depreciable property that are:

          (i) used, or intended for use, in connection with production, processing, gathering, storage, treatment, compression or transportation operations relating to the Petroleum Substances and the Petroleum and Natural Gas Rights, including, without limitation, the well equipment, if any, relating to the Wells; and

          (ii) any additional items, whether located on or off the Lands, that are indicated in Schedule "B" to be specifically included as Tangibles or Facilities;

     (aa) "Title Defect" means a defect, deficiency or discrepancy in or
           ------------
          affecting the title of the Seller in and to any of the Assets, including other than as specifically disclosed herein or in Schedule "A", which in the Purchaser's opinion, acting reasonably, is sufficiently material and adverse to the Seller's title, or the condition of the Assets, that it is not acceptable to the Purchaser;

     (bb) "Wells" means all producing, shut-in, water source, disposal,
           -----
          injection, and similar wells located on the Lands, together with all well licenses relating thereto.

1.2       Schedules

     The following Schedules are attached hereto and made part of this Agreement;

     (a)  Schedule "A", which includes:

          (i) Part I - Land Schedule (including Penalties, Sellers Interest, Lands, Leases, Encumbrances and Rights of First Refusal)


     (b)  Schedule "B", which includes:

          (i)  Part I - Facilities

          (ii) Part II - Wells and Unique Well Identifier Listing,


     (c)  Schedule "C", which includes Units

     (d) Schedule "D", which includes Marketing Agreements, Natural Gas Purchase and Sales Agreements, Processing Agreements, Compression Agreements, Gathering Agreements, Firm and Interruptible Transportation Agreements, Treating Agreements, Facility Agreements, and Contract Operating Agreements.

     (e)  Schedule "E", which includes Authority for Expenditures

     (f)  Schedule "F", which includes Lawsuits and Claims

     (g)  Schedule "G", which is the form of General Conveyance

     (h) Schedule "H", which is the form of the certificate to be provided pursuant to Article 7 with respect to the truth of a Parties representations and warranties; and

     (i) Schedule "I", which is the form of the certificate to be provided pursuant to Article 6 with respect to the belief of the Seller that there has been no substantial damage or alteration to the Assets; and

     (j)  Schedule "J", which is the form of Agency Agreement.

1.3       References

     The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs herein refer to Articles, Clauses, Subclauses, Paragraphs or Subparagraphs of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Savings Time during the respective intervals in which each is in force.

1.4       Headings

     The headings of the Articles, Clauses, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.5       Singular/Plural

     Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.

1.6       Use of Canadian Funds

     All references to "dollars" or "$" herein shall refer to lawful currency of Canada.

1.7       Derivatives

     Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.8       Interpretation if Closing Does Not Occur

     In the event that Closing does not occur, each provision of this Agreement which presumes that the Purchaser has acquired the Assets hereunder shall be construed as having been contingent upon Closing have occurred.

1.9       Conflicts

     If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule or a Conveyance Document, the provision of the body of this Agreement shall prevail. If any term or condition of this Agreement conflicts with a term or condition of a Lease or the Regulations, the term or condition of such Lease or the Regulations shall prevail, and this Agreement shall be deemed to be amended to the extent required to eliminate any such conflict.

1.10      Responsibility Extends To Legal Costs

     References to costs in the liability and indemnification obligations prescribed by Clauses 8.1, 8.2, 8.4 and Subclause 10.2(b) shall be deemed to include reasonable legal costs on a solicitor-client basis.

1.11 References to Directors, Offices, Servants, Agents, Consultants and
     Employees

     References herein to directors, officers, servants, agents, consultants and employees of the Seller shall mean directors, officers, servants, agents, consultants and employees of the partners comprising the Seller.

                                   ARTICLE 2
                               PURCHASE AND SALE
                               -----------------

2.1       Agreement of Purchase and Sale

     The Purchaser agrees to purchase the Assets from the Seller and the Seller agrees to sell the Assets to the Purchaser on the terms and conditions set forth herein.

2.2       Allocation of Purchase Price

     The Purchase Price payable by the Purchaser to the Seller for the Assets is Two Million One Hundred Thousand Dollars ($ 2,100,000.00 ), and shall be allocated among, the Assets as follows:

     (a)           To Petroleum and Natural Gas Rights  $1,680,000.00
     (b)           To Tangibles                         $  419,999.00
     (c)           To Miscellaneous Interests           $        1.00
                                                        -------------

                   TOTAL                                $2,100,000.00
                                                        =============

     The amount allocated above to Petroleum and Natural Gas rights shall be adjusted pursuant to Article 5.

2.3       Payment of Purchase Price

     The Purchase Price shall be paid by the Purchaser to the Seller at Closing, subject to any reductions as may be made pursuant to Articles 3 and 4 and any adjustments provided for in Article 5 or as otherwise provided in this Agreement. The Purchaser shall also remit to the Seller at Closing the seven percent (7%) goods and services tax applicable to that portion of the Purchase Price allocated to the Tangibles, in accordance with the Excise Tax Act (Canada), being $29,399.93 (Seller's GST Registration Number is 873188966RT.) All amounts payable pursuant to this Clause shall be paid by certified check, bank draft, or wire transfer to the account specified by Seller.



                                   ARTICLE 3
                        THIRD PARTY RIGHTS AND CONSENTS
                        -------------------------------

3.1       Preferential Rights of Purchase and Consents

     (a) If any of the Assets are subject to a preferential right of purchase or similar restriction, or if the disposition herein requires the consent of any third party, the Seller shall promptly serve all notices as are required under such preferential purchase or consent provision. Each such notice shall include a request for a waiver of any preferential or similar right to purchase any of the Assets and for the granting of any consent that may be required. The Seller acknowledges and agrees that if any such Rights of First Refusal are exercised, the Purchaser shall have the option to terminate this Agreement and neither Party shall have any further obligation to the other Party hereunder.

     (b) The Purchaser, acting reasonably and in good faith, shall provide to the Seller the value placed by the Purchaser on any of the Assets with respect to which the Seller is required to specify a value in a notice served pursuant to this Clause, and otherwise provided for in this Agreement. The Seller shall not be obligated to use such a value where, in the Seller's opinion, acting reasonably, the value is unreasonable.

     (c) If the holder of any preferential right to purchase any of the Assets exercises such right, or a third party required to give a necessary consent refuses to give such consent, such right or refusal, as the case may be, shall be considered a Title Defect for the purposes of Subclause 4.2(b)

3.2       Operatorship and Third Parties

     Nothing in this agreement shall be interpreted as any assurance by the Seller that the Purchaser will be able to serve as operator with respect to any of the Assets in which interests are held by third parties, whether or not such Assets are presently operated by the Seller.



                                   ARTICLE 4
                               PURCHASER'S REVIEW
                               ------------------

4.1       Seller to Provide Access

     The Seller shall, subject to the Regulations and all contractual and fiduciary obligations and limits:

     (a) at the offices of the Seller, in Calgary, Alberta during normal business hours, provide the Purchaser and its nominees reasonable access to the Seller's records, files and documents directly relating to the Assets, for the purpose of the Purchaser's review of the Assets and the Seller's title thereto, including, without limitation, the Leases and applicable operating agreements, unit agreements, overriding royalty agreements and production sale contracts; and

     (b) provide the Purchaser and its nominees with a reasonable opportunity to inspect the Assets at the Purchaser's sole cost, risk and expense, insofar as the Seller can reasonably provide access to the Assets.

4.2       Title Defects

     (a) Any review of the Seller's title to the Assets shall be undertaken by the Purchaser with reasonable diligence. Not later than five (5) days prior to the Closing Date, the Purchaser shall give the Seller written notice of the Title Defects which the Purchaser does not waive. Such notice shall specify such Title Defects in reasonable detail, the Assets directly affected thereby (the "Affected Assets") and the Purchaser's requirements for the rectification or curing thereof. The Seller shall thereupon diligently make reasonable efforts to cure such Title Defects not later than two (2) days prior to the Closing Date.

     (b) Insofar as the Title Defects described in the Purchaser's notice have not been cured to the Purchaser's reasonable satisfaction, but subject to Clause 9.5 with respect to preferential purchase rights and required consents, the Purchaser may elect, on or before the Closing Date by written notice to the Seller, to do one of the following:

          (i) delay the Closing Date to such later date as is agreed by the Parties, so as to provide the Seller with additional time to cure the remaining Title Defects;

          (ii)  waive such uncured Title Defects and proceed with Closing;

          (iii) proceed only with the purchase of only those Assets not directly affected by the Title Defects which have not been waived by the Purchaser (the "Unaffected Assets"), in which case the Purchase Price shall be reduced by the portion of the Purchase Price applicable (as of the Effective Date) to the Affected Assets, by agreement of the Parties, or by Article 12; or

          (iv) terminate this Agreement, if the portion of the Purchase Price applicable to the Affected Assets is ten percent (10%) or more of the Purchase Price, by agreement of the Parties, or by
                Article 12, as the case may be.

          However, failure of the Purchaser to make such election at or before the Closing Date shall be deemed to be an election pursuant to Paragraph (ii) of this Subclause 4.2(b).

     (c) In the event that the portion of the Purchase Price applicable to the Affected Assets for the reduction provided for in Paragraph 4.2(b)(iii) is to be determined pursuant to Article 12:

          (i) then prior to proceeding with the purchase of the Unaffected Assets, the Purchaser shall deduct from the Purchase Price an amount equal to the Purchaser's good faith estimate of the portion of the Purchase Price applicable to the Affected Assets and deposit such amount in trust with a Canadian chartered bank in an interest bearing account; and

          (ii) the funds retained in trust pursuant to Paragraph (a) of this Subclause and the accrued interest thereon shall be released from trust following determination pursuant to Article 12. To the extent that the amount held in trust varies from such determination, any excess or deficiency and the interest which accrued thereon shall either be paid by the Purchaser to the Vendor within fifteen (15) days of such determination or be retained by the Purchaser, as applicable.

     (d) If a portion of the Assets is excluded from the Closing pursuant to this Clause:

          (i) the terms "Assets", "Lands", "Leases", "Miscellaneous Interests", "Petroleum and Natural Gas Rights" and "Tangibles" shall be construed as meaning only that portion of the subject matter of those terms with respect to which Closing occurs; and

          (ii) the term "Purchase Price" shall be construed to be the amount of the Purchase Price remaining after the reduction provided for in Paragraph 4.2 (b)(iii), and the allocation of the Purchase Price pursuant to Clause 2.2 shall be determined by agreement of the Parties or by Article 12 and adjusted accordingly.



                                   ARTICLE 5
                                  ADJUSTMENTS
                                  -----------

5.1       Benefits and Obligations to be Apportioned

     (a) All benefits and obligations of any kind and nature accruing, payable, paid, received or receivable with respect to the Assets (including, without limitation, maintenance, development, capital and operating costs, ARTC credits or any other tax or royalty credits, advances, payments with respect to the Permitted Encumbrances, proceeds from the sale of production, expenses, and fees for processing, treating, transportation and compression, accounts receivable and incentives accruing pursuant to the Regulations) shall be apportioned, as of the Effective Date, between the Seller and the Purchaser, on an accrual basis, in accordance with generally accepted accounting principles, subject to the provisions of this Agreement. All such benefits and obligations accruing up to the Effective Date shall be for the Seller's account and all those accruing after the Effective Date shall be for the Purchaser's account. All costs of whatever nature pertaining to work performed or goods or services provided with respect to the Assets prior to the Effective Date shall be borne by the Seller, notwithstanding that such costs may be payable in whole or in part after the Effective Date.

     (b) Notwithstanding adjustments that may be made pursuant to Subclause 5.1(a) relating to proceeds from the sale of production, there will be a price adjustment for natural gas sold by the Seller with respect to the Assets between the Effective Date and the Closing Date. The Seller will pay to the Purchaser $0.3675/GigaJoule based on the sales volume of natural gas between the Effective Date and the Closing Date. Pursuant to Subclause 5.2(a) below, the amount of this adjustment will be estimated by Seller and included on the interim statement of adjustments presented at Closing.

     (c) All rentals and all similar payments required to preserve any of the Leases and all taxes (other than income taxes and taxes based on the volume of the production of Petroleum Substances) levied with respect to the Assets shall be apportioned between the Seller and the Purchaser on a per diem basis as of the Effective Date, unless and to the extent that such apportionment is waived by the Seller.

     (d) All Petroleum Substances including natural gas, oil and liquified petroleum products, which were produced, but not sold, as of the Effective Date shall be credited to the Seller.

5.2       Adjustments to Accounts

     (a) An interim accounting and adjustment may, upon the request of either Party, be conducted for Closing, based on the Seller's and the Purchaser's good faith estimate of all adjustments to be made for the transactions herein pursuant to this Article, and a final accounting and adjustment shall be conducted within twelve (12) months of the Closing Date. Subject to Subclauses (b) and (c) of this Clause, the Parties shall not be obligated to make any adjustments after such twelve (12) month period unless such adjustment has been specifically requested, by notice, within such period. All adjustments shall be settled by payment by the Party required to make payment hereunder within thirty (30) days of being notified of the determination of the amount owing.

     (b) During the twelve (12) month period following the Closing Date, the Purchaser may audit the books, records and accounts of the Seller respecting the Assets, for the purpose of effecting adjustments pursuant to this Article. Such audit shall be conducted upon reasonable notice to the Seller at the Seller's or Seller's attorney's offices during the Seller's normal business hours, and shall be conducted at the sole expense of the Purchaser. Any claims or discrepancies disclosed by such audit shall be made in writing to the Seller within one (1) month following the completion of such audit, and the Seller shall respond in writing to any claims or discrepancies within one (1) month of the receipt of such claims. To the extent that the Parties are unable to resolve any outstanding claims or discrepancies disclosed by such audit within one (1) month of the Seller's response thereto, such audit exceptions shall be resolved pursuant to Article 12.

     (c) Purchaser is a publicly traded entity and as such is obligated to abide by certain rules and regulations promulgated by the SEC. In the event that SEC regulations require an independent audit of Seller's books, records, assets, and accounts, relating to the required Assets, Seller agrees to cooperate fully with Purchaser to complete such audit. Seller's cooperation shall include making available on a timely basis all of the Seller's original accounting records with respect to the Assets and related information, and Seller's personnel needed to answer direct inquiries. Seller further agrees to provide such reasonable further written representation as Purchaser may require regarding any future audit with respect to the Assets.

     (d) Notwithstanding the preceding subclauses of this Clause and Clause 7.3, any adjustments resulting from joint venture audits, royalty audits or Crown royalty invoices relating to the Assets:

          (i) relating to the period prior to the Effective Date and for which audit queries are outstanding at the Closing date;

          (ii) that occur after the Closing Date but not later than two years after the Closing Date or within the applicable period in the governing operating agreements included in Miscellaneous Interests, whichever is later, in the case of joint venture audits;

          (iii) that occur after the Closing Date but not later than four years after the Closing Date in the case of the Crown royalty invoices; or

          (iv) that occur after the Closing Date but not later than four years after the Closing Date in the case of royalty audits shall be made as they are established and payment for them shall be made by the Party required to make payment hereunder within 30 days of being notified in writing of the determination of the amount owing.

     (e) Subject to Subclause 4.2(c), any amount owing to a Party by the other Party pursuant to any provision of this Agreement after Closing and remaining unpaid after thirty (30) days prior written request from one party to the other, shall bear compound interest, as computed monthly, from the day such amount was due to be paid until the day such amount was paid, at the rate of two (2%) percent per annum above the rate designated as the prime rate for Canadian dollar commercial loans by the main branch of the Canadian Imperial Bank of Canada in Calgary, regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

     (f) All adjustments provided for in this Article shall be adjustments to the Purchase Price.


                                   ARTICLE 6
                               INTERIM PROVISIONS
                               ------------------

6.1       Assets to be Maintained in Proper Manner

     Possession of the Assets shall not pass to the Purchaser until after Closing on the Closing Date. The Seller shall maintain the Assets on behalf of the Purchaser in a proper and prudent manner in accordance with good oil field practice and the Regulations until Closing. The Seller shall maintain insurance respecting the Assets until the Closing Date.

6.2       Seller as Agent

     (a) Insofar as the Seller maintains the Assets and takes actions with respect thereto on behalf of the Purchaser pursuant to this Article, the Seller shall be deemed to have been the agent of the Purchaser hereunder. The Purchaser ratifies all actions which the Seller takes or refrains from taking pursuant to the terms of this Article, with the intention that all such actions shall be deemed to be those of the Purchaser;

     (b) The Purchaser shall indemnify the Seller and its directors, officers, servants, agents, consultants or employees against all liabilities, losses, costs (including legal costs on a solicitor-client basis), claims or damages which the Seller or its directors, officers, servants, agents, consultants or employees may suffer or incur as a result of maintaining the Assets as the agent of the Purchaser pursuant to this Article, insofar as such liabilities, losses, costs, claims or damages are not a direct result of the gross negligence or willful misconduct of the Seller or its directors, officers, servants, agents, consultants or employees. An action or omission of the Seller or its directors, officers, servants, agents, consultants or employees shall not be regarded as gross negligence or willful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser.

6.3       Restrictions on Conduct of Business

     While acting as agent for the Purchaser pursuant to this Article, the Seller shall not, without the prior written consent of the Purchaser:

          (a) voluntarily assume any obligation or commitment with respect to the Assets, where the Seller's share of the expenditure associated with such obligation or commitment is estimated to exceed $5,000.00;

          (b) surrender or abandon any of the Assets;

          (c) resign, or agree to resign as Operator of Assets;

          (d) amend any agreement or enter into any new agreement respecting the Assets;

          (e) propose any operation with respect to the Assets or initiate the exercise of any right arising as a result of the ownership of the Assets;

          (f) sell, transfer or otherwise dispose of the Assets, or any of them, except as may be required by the Seller to comply with its obligations respecting any preferential rights, as provided in
              Article 3; or

          (g) grant a security interest or any encumbrance with respect to any of the Assets.

     However, the Seller may assume such obligations or commitments and propose or initiate such operations or exercise any such right or option without the prior consent of the Purchaser, if the Seller reasonably determines that such expenditures or actions are necessary for the protection of life or property, in which case the Seller shall promptly notify the Purchaser of such intention or actions and the Seller's estimate of the costs and expenses associated therewith.


                                   ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF PARTIES
                   -----------------------------------------

7.1       Seller's Representations and Warranties

     The Seller represents and warrants to the Purchaser that:

     (a)  Standing: Seller is a corporation, duly organized, valid and
          --------
          subsisting under the laws of its respective jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction in which the Lands are located;


     (b)  Requisite Authority: The Seller has the requisite capacity, power and
          -------------------
          authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

     (c)  No Conflict: The execution and delivery of this Agreement and the
          -----------
          completion of the sale of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

          (i) any term or provision of the charter, by-laws or other governing documents of the Seller;

          (ii) any agreement, instrument, permit or authority to which the Seller is a party or by which the Seller is bound; or

          (iii) the Regulations or any judicial order, award, judgement or decree applicable to the Seller or the Assets;

     (d)  Execution and Enforceability: The Seller has taken all actions
          ----------------------------
          necessary to authorize the execution and delivery of this Agreement, and, as of the Closing Date, the Seller shall have taken all actions necessary to authorize and complete the sale of the Assets in accordance with the provisions of this Agreement, including but not limited to any and all regulatory approvals which are required to convey the Assets in accordance with this Agreement. This Agreement has been validly executed and delivered by the Seller, and this Agreement and all other documents executed and delivered on behalf of the Seller hereunder shall constitute valid and binding obligations of the Seller enforceable in accordance with their respective terms and conditions;

     (e)  Residency for Tax Purposes: The Seller is not a non-resident of Canada
          --------------------------
          within the meaning of the Income Tax Act (Canada);

     (f)  No Finders' Fees: The Purchaser shall not have any responsibility for
          ----------------
          any obligation or liability, contingent or otherwise, for brokers' or finders' fees, if any, incurred by the Seller with respect to the transaction herein;

     (g)  Lawsuits and Claims: To the best of the information, knowledge and
          -------------------
          belief of the Seller, there are no unsatisfied judgements, claims, proceedings, actions, governmental investigations or lawsuits in existence, contemplated or threatened against or with respect to the Assets or the interest of the Seller therein, and there exists no particular circumstance which the Seller reasonably believes will give rise to such a claim, proceeding, action, governmental investigation or lawsuit;

     (h)  Compliance with Leases and Agreements: To the best of the information,
          -------------------------------------
          knowledge and belief of the Seller, no act or omission has occurred whereby the Seller is, or would be, in default under the terms of the Regulations, any Lease or any agreement pertaining to the Assets, where such a default would impact materially and adversely upon the Assets, or any of them;

     (i)  No Default Notices: The Seller has not received any notice of default
          ------------------
          under the Leases or any notice alleging its default under any agreement pertaining to any of the Assets, which default has not been rectified as of the date of this Agreement;

     (j)  Payment of Royalties and Taxes: To the best of the information,
          ------------------------------
          knowedge and belief of the Seller, all royalties and all ad valorem, property, production, severance and similar taxes and assessments based on, or measured by, the Seller's ownership of the Assets, the production of Petroleum Substances from the Lands or the receipt of proceeds therefrom that are payable by the Seller and which accrued prior to the Closing Date have been or will be properly and fully paid and discharged in the manner and at the time prescribed by the Leases and the Regulations;

     (k)  Encumbrances: The Seller does not warrant its title to the Assets, but
          ------------
          does warrant that the Seller's Interest in the Assets is free and clear of any and all liens, mortgages, pledges, claims, options, encumbrances, overriding royalties, net profits interest or other burdens, other than the Permitted Encumbrances, created by, through, or under the Seller;

     (l)  No Reduction: The Seller's Interest in the Assets is not subject to
          ------------
          reduction by payout of a Well or otherwise, or subject to modification in size or nature by virtue of any right or interest granted by, through or under the Seller or of which the Seller is otherwise aware except for the Permitted Encumbrances and any such rights and interests identified in Schedule "A";

     (m)  Sale Agreements: Except as identified in Schedule "A", the Petroleum
          ---------------
          Substances are not subject to any gas balancing agreements or similar agreements nor any agreements for the sale of Petroleum Substances which cannot be terminated unilaterally by the Purchaser on thirty
          (30) days' notice or less (without an early termination penalty or other cost) nor any agreements or obligations which would require the Seller or any party acting on its behalf to deliver Petroleum Substances to the purchaser thereof without receiving in due course (and being entitled to retain) full payment at current market price or the contract price therefor;

     (n) Environmental Matters: The Seller is not aware of and has not received:
         ---------------------

          (i) any orders or directives pursuant to the Regulations which relate to environmental matters and which require any work, repairs, construction or capital expenditures with respect to the Assets, where such orders or directives have not been complied with in all material respects;

          (ii) any demand or notice issued pursuant to the Regulations with respect to the breach of any environmental, health or safety law applicable to the Assets, including, without limitation, any Regulations respecting the use, storage, treatment, transportation or disposition of environmental contaminants, which demand or notice remains outstanding as of the date hereof; or


     (o)  Condition of Wells: To the best of the information, knowledge and
          ------------------
          belief of the Seller, each Well has been drilled and, if completed, completed and operated in accordance with good oil and gas field practices and the material requirements of the Regulations;

     (p)  Abandonment of Wells: The Seller has not received any notice from any
          --------------------
          governmental authority or any other person requiring or giving notice to abandon any of the Wells. To the best of the information, knowledge and belief of the Seller, each well which has been abandoned has been plugged and abandoned, and the wellsite therefor properly restored, in accordance with good oil and gas field practices and the material requirements of the Regulations;

     (q)  Condition of Tangibles: To the best of the information, knowledge and
          ----------------------
          belief of the Seller the Tangibles have been constructed, installed, maintained and operated in accordance with generally accepted engineering practices, good oil and gas field practices and the material requirements of the Regulations. With respect to the Assets operated by Seller all requisite permits, rights of way, and licenses have been filed with the appropriate agency and received by Seller, are current, and are fully transferable to Purchaser;

     (r)  Authorized Expenditures: There are no outstanding authorizations for
          -----------------------
          expenditure or other outstanding financial commitments respecting the Assets pursuant to which expenditures are or may be required by the Purchaser or in respect of which any amount is outstanding, other than as set forth in Schedule "E" or as may be authorized on behalf of the Purchaser in accordance herewith;

     (s)  Area of Mutual Interest: None of the Lands are subject to an agreement
          -----------------------
          which provides for an area of mutual interest, except as specifically identified in Schedule "A";

     (t)  Rights of First Refusal: None of the Assets are subject to a Right of
          -----------------------
          First Refusal except as specifically identified in Schedule "A";

     (u)  Assets do not Comprise Substantially all of Seller's Assets: The
          -----------------------------------------------------------
          Assets do not comprise all or substantially all of the Seller's assets;

     (v)  Quiet Enjoyment: Subject at all times to the Seller's other
          ---------------
          representations and warranties made pursuant to this Clause, the Permitted Encumbrances, and the satisfaction of the obligations required to maintain the Leases in good standing by the applicable lessees, the Purchaser may, for the remainder of the term of the Leases, hold and utilize the Assets for the Purchaser's own use and benefit without any interruption by the Seller;

     (w)  Production Penalty: None of the Wells is subject to any production
          ------------------
          penalty of any nature including, without limitation, contractual penalties or restrictions as a result of non-participation in operations, except as listed or reflected in Schedule "A";


     (x)  Full Disclosure: The Seller has made full disclosure to the Purchaser
          ---------------
          of all information it has or to which it has access relevant to environmental damage, liabilities or problems in respect of the Assets, and has made available to the Purchaser all documents and materials relating to the Assets, and to the Seller's knowledge no information relating to any environmental damage, liabilities or problems in respect of the Assets has not been disclosed to the Purchaser;

     (y)  Seller's Interest In and To Tangibles: The interest of the Seller in
          -------------------------------------
          and to, and its share of the costs and expenses associated with, the property, assets, interests and rights comprising the Tangibles is as stated on Schedule "A" and Schedule "B" attached hereto. Without restricting the generality of the foregoing, none of the Tangibles is leased or rented;

     (z)  Seller is Not an "Above-limit" Corporation  The Seller is not an
          ------------------------------------------
          "above limit" corporation", a "restricted corporation", a member of an "above-limit partnership" or "restricted partnership" or associated with a "restricted corporation" and none of the Assets is a "restricted resource property" as such terms are defined in the Alberta Corporate Tax Act, as amended; and

     (aa) ARTC eligibility:  The Seller's interest in the Assets are 100%
          ----------------
          eligible for tax credits under the ARTC Program;

     (bb) Transportation and Processing Agreements: Except as set out in
          ----------------------------------------
          Schedule "D", the Assets are not subject to any agreements for the transportation, sale, processing, treating or disposal of Petroleum Substances or of any substances produced in association therewith, nor to any agreements which provide for the contract operation of any of the Assets by a third party.

7.2       Purchaser's Representations and Warranties

     The Purchaser represents and warrants to the Seller that:

     (a)  Standing: The Purchaser is a corporation, duly organized, valid and
          --------
          subsisting under the laws of its jurisdiction of incorporation, and duly registered and authorized to carry on business in the jurisdiction in which the Lands are located;

     (b)  Requisite Authority: The Purchaser has the requisite capacity, power
          -------------------
          and authority to execute this Agreement and the Conveyance Documents and to perform the obligations to which it thereby becomes subject;

     (c)  No Conflict: The execution and delivery of this Agreement and the
          -----------
          completion of the purchase of the Assets in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with:

          (i) any term or provision of the charter, by-laws or other governing documents of the Purchaser; or

          (ii) the Regulations or any judicial order, award, judgement or decree applicable to the Purchaser;

     (d)  Execution and Enforceability: The Purchaser has taken all actions
          ----------------------------
          necessary to authorize the execution and delivery of this Agreement and, as of the Closing Date, the Purchaser shall have taken all actions necessary to authorize and complete the purchase of the Assets in accordance with the provisions of this

          Agreement. This Agreement has been validly executed and delivered by the Purchaser, and this Agreement and all other documents executed and delivered on behalf of the Purchaser hereunder shall constitute valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions;

     (e)  Residency for Tax Purposes: The Purchaser is not a non-resident of
          --------------------------
          Canada within the meaning of the Income Tax Act (Canada);

     (f)  No Sales Commission: The Purchaser has not incurred any obligation or
          -------------------
          liability, contingent or otherwise, for brokers' or finders' fees with respect to the transactions herein for which the Seller shall have any responsibility.

7.3       Survival of Representations and Warranties

     Each Party acknowledges that the other is relying on the representations and warranties made by such Party pursuant to Clause 7.1 or 7.2, as the case may be, in entering into this Agreement, and shall be completing the purchase and sale of the Assets in reliance on such representations and warranties. The representations and warranties in Clauses 7.1 and 7.2 shall be true on the Effective Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for a period of one (1) year, for the benefit of the Party for whom such representations and warranties were made. In the absence of fraud, however, no claim or action shall be commenced with respect to a breach of any such representation or warranty, unless, within such one (1) year period, written notice specifying such breach in reasonable detail has been provided to the Party who made such representation or warranty.

7.4       No Merger

     The representations and warranties in Clauses 7.1 and 7.2 shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Assets from the Seller to the Purchaser. There shall not be any merger of any of such representations or warranties in such assignments, conveyances, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

7.5       No Additional Representations of Warranties by Seller

     The Seller makes no representations or warranties to the Purchaser in addition to those expressly enumerated in Clause 7.1.

                                   ARTICLE 8
                         LIABILITY AND INDEMNIFICATION
                         -----------------------------

8.1       Responsibility of Seller

     Subject to Clauses 8.3 and 8.4 and provided that Closing has occurred, the Seller shall:

     (a) be liable to the Purchaser for all losses, costs, damages and expenses whatsoever which the Purchaser may suffer, sustain, pay or incur; and

     (b) indemnify and save the Purchaser and its directors, officers, servants, agents, consultants and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Purchaser, its directors, officers, servants, agents, consultants or employees or which they may sustain, pay or incur as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring prior to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Purchaser or are caused by the gross negligence or willful misconduct of the Purchaser, its directors, officers, servants, agents, consultants, employees or assigns. The indemnity granted by the Seller herein, however, is not a title warranty and does not provide an extension of any representation or warranty contained in Clause 7.1. Notwithstanding any provision herein, the liability of the Seller and the indemnity hereby granted by the Seller to the Purchaser shall only apply with respect to claims made within one (1) year following the Closing Date.

8.2       Responsibility of Purchaser

     Subject to Paragraph 8.4 and provided that Closing has occurred the Purchaser shall:

     (a) be liable to the Seller for all losses, costs, damages and expenses whatsoever which the Seller may suffer, sustain, pay or incur; and

     (b) indemnify and save the Seller and its directors, officers, servants, agents, consultants and employees harmless from and against all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Seller, its directors, officers, servants, agents, consultants or employees or which they may sustain, pay or incur;

     as a direct result of any matter or thing arising out of, resulting from, attributable to or connected with the Assets and occurring subsequent to the Effective Date, except any losses, costs, damages, expenses, claims, liabilities, actions, proceedings and demands to the extent that the same either are reimbursed (or reimbursable) by insurance maintained by the Seller or are caused by the gross negligence or willful misconduct of the Seller, its directors, officers, servants, agents, consultants, employees or assigns. Notwithstanding the foregoing, however, the assumption of liability, indemnification and release provided for in this Clause shall not apply to any losses, costs, claims, damages, expenses and liabilities suffered, sustained, paid or incurred by the Seller that would have been disclosed to the Purchaser prior to Closing but for a breach of any of the Seller's representations and warranties in Clause 7.1 or that result from the Seller's breach of any covenants or other obligations hereunder, and nothing in this Clause shall operate either to limit any representation or warranty made by the Seller pursuant to Clause 7.1 or to affect the Purchaser's right to make a claim against the Seller for the breach of such a representation or warranty. Further, the responsibility of the Purchaser prescribed by this Clause does not provide an extension of any representation or warranty contained in Clause
     7.2. Notwithstanding any provision herein, the liability of the Purchaser and the indemnity hereby granted by the Purchaser to the Seller shall only apply with respect to claims made within one (1) year following the Closing Date.



8.3       Limit on Seller's Responsibility

     In no event shall the total of the liabilities and indemnities of the Seller under this Agreement exceed the Purchase Price, except in the event of fraud.

8.4       Environmental Indemnity

     Notwithstanding the foregoing provisions of this Article but subject to the Seller's representations and warranties in Clause 7.1, and pursuant to Paragraph 7.3, the Purchaser acknowledges that with respect to the environmental condition of the Assets, it is acquiring the Assets on an "as is" basis. The Purchaser acknowledges that it is familiar with the condition of the Assets, including the past and present use of the Lands and the Tangibles, that the Seller has provided the Purchaser with a reasonable opportunity to inspect the Assets at the sole cost, risk and expense of the Purchaser (insofar as the Seller could reasonably provide access) and that the Purchaser is not relying upon any representation or warranty of the Seller as to the condition, environmental or otherwise, of the Assets. Provided that Closing has occurred, the Purchaser further agrees that it shall:

     (a) be solely liable and responsible for any and all losses, costs, damages and expenses which the Seller may suffer, sustain, pay or incur; and

     (b) indemnify and save the Seller and its directors, officers, servants, agents, consultants and employees harmless from any and all claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by the Seller, its directors, officers, servants, agents, consultants or employees or which they may sustain, pay or incur;

     as a direct result of any matter of thing arising out of, resulting from, attributable to or connected with any Environmental Liabilities pertaining to the Assets, regardless of the date from which they may have accrued. Once Closing has occurred, the Purchaser shall be solely responsible for all Environmental Liabilities respecting the Lands, including, without limitation, the abandonment of all Wells and the reclamation of the surface lands pertaining to the Lands, and the Purchaser hereby releases the Seller from any claims the Purchaser may have against the Seller with respect to all such liabilities and responsibilities. Notwithstanding the foregoing, however, the assumption of liability, indemnification and release provided for in this Clause shall not apply to any Environmental Liabilities that would have been disclosed to the Purchaser prior to Closing but for a breach of any of the Seller's representations and warranties in Clause 7.1 and nothing in this Clause shall operate either to limit any representation or warranty made by the Seller pursuant to Clause 7.1 or to affect the Purchaser's right to make a claim against the Seller for the breach of such a representation or warranty.

8.5       No Merger of Legal Responsibilities

     The liabilities and indemnities created in this Article shall be deemed to apply to, and shall not merge in, all assignments, transfers, conveyances, novations, trust agreements and other documents conveying any of the Assets from the Seller to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, the Regulations or any rule of law or equity to the contrary, and all such rules are hereby waived.

8.6       Substitution and Subrogation

     Insofar as is possible, each Party shall have full rights of substitution and subrogation in and to all covenants, representations and warranties by others previously given or made in respect of the Assets or any of them.


                                   ARTICLE 9
                                    CLOSING
                                    -------

9.1       Place of Closing

     Unless otherwise agreed in writing by the Parties, Closing shall take place at the offices of the Seller at 1400, 333 - 5th Avenue S.W., Calgary, T2P 3B6, Canada on the Closing Date.

9.2       Required Approvals

     It is a condition precedent to Closing that any and all approvals required under the Regulations shall have been obtained or that such approval shall have been waived, otherwise lapsed or is a form of approval which is customarily obtained subsequent to Closing.

9.3       Conditions for Benefit of Purchaser

     The obligation of the Purchaser to complete the purchase hereunder is subject to the following conditions precedent:

     (a)  No Substantial Damage: There shall have been no damage to or
          ---------------------
     alteration of any of the Assets between the Effective Date and the Closing Date which, in the Purchaser's reasonable opinion, would materially and adversely affect the value of the Assets, except and to the extent approved in writing by the Purchaser. In addition, the Seller shall have delivered to the Purchaser a certificate of a senior officer of the Seller in the form of Schedule "I";

     (b)  Availability of Documents: The Seller shall have provided the nominees
          -------------------------
          of the Purchaser with reasonable access to the Seller's records and documents pertaining to the Assets pursuant to Article 4, in order to confirm the Seller's title to the Assets;

     (c)  Material Compliance by Seller: The Seller shall have performed or
          -----------------------------
          complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Seller at or prior to the Closing Date;

     (d)  Representations are True: The Seller's representations and warranties
          ------------------------
          in Clause 7.1 shall be true in all material respects as of the Effective Date and the Closing Date and the Seller shall have delivered to the Purchaser a certificate of a senior officer of the Seller, in the form of Schedule "H"; and

     (e)  Delivery of Conveyance and Related Documents: The Seller shall have
          --------------------------------------------
          delivered the following to the Purchaser;

          (i) a General Conveyance, in the form attached as Schedule "G", executed by the Seller;

          (ii) all specific assignments, registerable transfers, novation agreements, trust agreements and other instruments required to convey the Seller's Interest in the Assets to the Purchaser which have been executed by the Seller but not by third parties, unless and to the extent that the Purchaser allows the Seller to deliver such documents to the Purchaser at a later date, provided that such documents shall not require the Seller to assume or incur any obligation, or to provide any representation or warranty, beyond that contained in this Agreement;

          (iii) copies of all consents to disposition and waivers of Rights of First Refusal obtained by the Seller with respect to the sale of the Assets to the Purchaser and other evidence satisfactory to the Purchaser confirming the obtaining of all necessary consents to dispositions and waivers of rights of first refusal with respect to the sale of the Assets to the Purchaser;

          (iv) originals of the Seller's records, files, reports and data pertaining to the Assets, insofar as such delivery is permitted and required hereunder, unless and to the extent that the Purchaser agrees to allow the Seller to deliver such records, files, reports and data at a later date; and

          (v) such other documents as may be specifically required hereunder or as may be reasonably requested by the Purchaser upon reasonable notice to the Seller.

9.4       Conditions for Benefit of Seller

     The obligation of the Seller to complete the sale hereunder is subject to the following conditions precedent:

     (a)  Material Compliance by Purchaser: The Purchaser shall have performed
          --------------------------------
          or complied in all material respects with each of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Closing Date;

     (b)  Payment of Purchase Price: The Purchaser shall have tendered to the
          -------------------------
          Seller the Purchase Price and the applicable goods and services tax in the manner provided for in Clause 2.3, subject to any adjustments provided for in Article 5 and any alteration expressly provided for herein;

     (c)  Representations are True: The Purchaser's representations and
          ------------------------
          warranties in Clause 7.2 shall be true in all material respects as of the Effective Date and the Closing Date and the Purchaser shall have delivered to the Seller a certificate of a senior officer of the Purchaser, in the form of Schedule "H"; and

     (d)  Delivery of Documents: The Purchaser shall have executed and delivered
          ---------------------
          to the Seller one copy of the General Conveyance in the form attached as Schedule "G" and such other documents as may be specifically required hereunder.

9.5       Waiver of Conditions

     The conditions in Clauses 9.3 and 9.4 are for the sole benefit of the Purchaser and the Seller respectively. The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party, without prejudice to any of the rights of the Party waiving such condition, including, without limitation, reliance on or enforcement of the representations, warranties or covenants which are preserved and pertain to conditions similar to the condition so waived. However, the Purchaser may not waive the existence and operation of any preferential right of a third party to purchase any of the Assets or, without the concurrence of the Seller, any required consent of a third party to the Seller's disposition of any of the Assets.

9.6       Failure to Satisfy Conditions

     In the event any of the conditions in Clause 9.3 or 9.4 has not been satisfied at or before the Closing Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement by written notice to the other Party. However, a Party may not terminate this Agreement in such manner after Closing, and its remedies thereafter, if any, with respect to the failure to satisfy such condition shall be limited to damages.


                                   ARTICLE 10
                          POST CLOSING ADMINISTRATION
                          ---------------------------

10.1      Registration of Documents

     The Purchaser shall register promptly after Closing, all documents described in Paragraph 9.3 (e) which require registration. The Purchaser shall bear all costs incurred in registering such documents and all costs of preparing and registering any further assurances required to convey the Assets to the Purchaser.

10.2      Coordination of Administrative Matters

     (a) After Closing, until the Purchaser becomes the recognized holder of the Assets in the place of the Seller, the Seller shall, to the extent that the Purchaser is not recognized:

          (i) receive and hold all proceeds, benefits and advantages accruing from the Assets for the benefit, use and ownership of the Purchaser, with entitlement to commingle any of them with its own or any other assets;

          (ii) in a timely manner deliver to the Purchaser all revenues, proceeds and other benefits received by the Seller for the Assets;

          (iii) in a timely manner deliver to the Purchaser all third party notices and communications received by the Seller for the Assets;

          (iv) in a timely manner deliver to third parties all notices and communications as the Purchaser may reasonably request and all monies and other items the Purchaser reasonably provides for the Assets; and

          (v) as agent of the Purchaser, do and perform all acts and things, and execute and deliver all agreements, notices and other documents and instruments, that the Purchaser reasonably requests for the purpose of facilitating, the exercise of rights to the ownership of the Assets.

     (b) The Seller shall not be liable to the Purchaser for any loss or damage suffered by the Purchaser in connection with the arrangements established by Subclause 10.2(a), except to the extent that the loss or damage is caused by the Seller's gross negligence or its willful misconduct. The Purchaser shall:

          (i) be liable to the Seller for all losses, costs, damages and expenses whatsoever which the Seller may suffer, sustain, pay or incur; and

          (ii) indemnify and save harmless the Seller and its directors, officers, servants, agents, consultants and employees from and against any claims, liabilities, actions, proceedings, demands, losses, costs, damages and expenses whatsoever which may be brought against or suffered by any of them or which they may sustain, pay or incur;

          arising out of the performance by the Seller of its obligations under Subclause 10.2(a), except to the extent that the loss or damage is caused by the Seller's gross negligence or its willful misconduct. An action or omission of the Seller or its directors, officers, servants, agents or employees shall not be regarded as gross negligence or willful misconduct, however, to the extent it was done or omitted to be done in accordance with the instructions of or with the concurrence of the Purchaser. Nothing in this Clause 10.2 shall be construed as extending or restricting or limiting in any manner any of the other covenants, warranties, representations or other obligations of the Parties under this agreement.

10.3      Seller's Access to Documents

     The Seller may retain or subsequently obtain from the Purchaser copies or photocopies of any of the documents comprised in Miscellaneous Interests that it considers necessary to enable it to comply with any Regulations or the requirements of any authority or to conduct audits relating to the period prior to the Effective Date.

                                   ARTICLE 11
                                CONFIDENTIALITY
                                ---------------

11.1      Purchaser's Obligation to Maintain Information Confidential

     Information respecting the Assets shall be retained in confidence and used only for the purposes of this acquisition, provided that upon Closing, the Purchaser's rights to use or disclose such information shall be subject only to any operating, unit or other agreements that may apply thereto.
     Any additional information obtained as a result of such access which does not relate to the Assets shall continue to be treated as confidential and shall not be used by the Purchaser without the prior written consent of the Seller. However, the restrictions on disclosure and use of information in this Agreement shall not apply to information to the extent it:

     (a) is or becomes publicly available through no act or omission of the Purchaser or its consultants or advisors;

     (b) is subsequently obtained lawfully from a third party, where the Purchaser has made reasonable efforts to ensure that such third party is not a party to or bound by any confidentiality agreement with the Seller;

     (c) is already in the Purchaser's possession at the time of disclosure, without restriction on disclosure; or

     (d) is required to be disclosed to any Governmental agency, tribunal or other entity by due legal process.

11.2      Consultants and Advisors Bound

     If the Purchaser employs consultants, advisors or agents to assist in its review of the Assets pursuant to Article 4, the Purchaser shall be responsible to the Seller for ensuring that such consultants, advisors and agents comply with the restrictions on the use and disclosure of information set forth in Clause 11.1.


                                   ARTICLE 12
                                  ARBITRATION
                                  -----------

12.1      Reference to Arbitration

     (a) Insofar as the Parties are unable to agree on any matter, which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration;

     (b) The Parties shall meet within seven (7) days of the receipt of a notice issued pursuant to Subclause 12.1(a), to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter. If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act of the Province of Alberta (S.A. 1991, c. A-43.1), as amended from time to time, hereinafter referred to as the "Arbitration Act") for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

12.2      Proceedings

     (a) The arbitrator selected pursuant to Clause 12.1 shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within forty-five (45) days of appointment. The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter;

     (b) Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act.


                                   ARTICLE 13
                                   ASSIGNMENT
                                   ----------

13.1      Assignments Before Closing

     Prior to Closing, neither Party may assign its interest in or under this Agreement or to the Assets without the prior written consent of the other Party, except as may be required by the Seller to comply with its obligations respecting any preferential rights, as provided in Article 3.

                                   ARTICLE 14
                                     NOTICE
                                     ------

14.1      Service of Notice

     Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing. Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

     (a) personally, by delivering the notice to the Party on which it is to be served at that Party's address for service. Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta. If a notice is not delivered on such a day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first business day next following the time of the delivery; or

     (b) by telecopier or telex (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any day other than a Saturday, Sunday or statutory holiday in Alberta or at the commencement of the next ensuing business day following transmission if such notice is not received during such normal business hours; or

     (c) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the Party on which it is to be served at that Party's address for service. Notices so served shall be deemed to be received by the addressee at noon, local time, on the earlier of the actual date of receipt or the fourth
          (4th) day (excluding Saturdays, Sunday and statutory holidays in Alberta) following the mailing thereof. However, if postal service is or is reasonably anticipated to be interrupted or operating with unusual delay, notice shall not be served by such means during such interruption or period of delay.

14.2      Addresses for Notices

     The address for service of notices hereunder of each of the Parties shall be as follows:

     SELLER:        Cometra Energy (Canada), Ltd.
                    1400, 333 - 5th Avenue S.W.
                    Calgary, Alberta T2P 3B6
                    Canada
                    Phone:403-262-6700
                    Fax:  403-262-7415


     PURCHASER:     CEC Resources Ltd.
                    1700 Broadway, Suite 1150         1605, 700 - 6th Avenue SW
                    Denver, Colorado 80290            Calgary, Alberta T2P 0T8
                    U.S.A                             Canada
                    Phone:  303-860-1575              Phone:  403-265-7605
                    Fax:  303-860-9128                Fax:  403-262-8167


14.3      Right to Change Address

     A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

                                   ARTICLE 15
                              PUBLIC ANNOUNCEMENTS
                              --------------------

15.1      Approval Required for Press Releases

     (a) Subject to Clause 11.1, the Parties shall cooperate with each other in relaying to third parties information concerning this Agreement and shall receive written approval from the other Party of all press releases and other releases of information prior to publication, which approval may not be unreasonably withheld. However, nothing in this Clause shall prevent a Party from furnishing any information to any governmental agency or regulatory authority or to the public, insofar only as is required by the regulations or securities laws applicable to such Party, provided that a Party which proposes to make such a public disclosure shall, to the extent reasonably possible, provide the other Party with a draft of such statement a sufficient time prior to its release to enable such other Party to review such draft and advise that Party of any comments it may have with respect thereto;

     (b) Notwithstanding Subclause 15.1(a), the Seller shall be permitted to disclose information pertaining to this Agreement and the identity of the Purchaser, to the extent required to enable the Seller to fulfil its obligations pertaining to preferential rights of purchase and other third party rights, in accordance with Article 3.

15.2      Signs and Notification to Governmental Agencies

     Following Closing, the Seller may remove any signs which indicate the Seller's ownership or operation of the Assets. If the Purchaser will be the operator of the Assets, it shall be the responsibility of the Purchaser to erect or install any signs required by governmental agencies which pertain to the Assets. In addition, the Purchaser shall be responsible for advising governmental agencies, contractors, suppliers and other affected third parties of the Purchaser's interest in the Assets, subject to Article 3.


                                   ARTICLE 16
                            MISCELLANEOUS PROVISIONS
                            ------------------------

16.1      Further Assurances

     At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement. The Seller shall cooperate with the Purchaser as reasonably required to secure execution by third parties of the documents referred to in Subparagraph 9.3 (e) (ii).

16.2      Governing Law

     This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each Party accepts the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

16.3      Time

     Time shall be of the essence in this Agreement.

16.4      No Amendment Except in Writing

     Subject to Clause 14.3, this Agreement may be amended only by written instrument executed by the Seller and the Purchaser.

16.5      Waiver must be in Writing

     No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

16.6      Consequences of Termination

     If this Agreement is terminated in accordance with its terms prior to Closing, then except for the provisions of Article 11 and the covenants, warranties, representations or other obligations breached prior to the time at which such termination occurs, the Parties shall be released from all of their obligations under this Agreement. If this Agreement is so terminated, the Purchaser shall promptly return to the Seller all materials delivered to the Purchaser by the Seller hereunder, together with all copies of them that may have been made by or for the Purchaser.

16.7      Supersedes Earlier Agreements

     This Agreement supersedes all other agreements between the Parties with respect to the Assets and expresses the entire agreement of the Parties with respect to the transactions contained herein.

16.8      Enurement

     This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

16.9      Non-Merger

     The provisions of this Agreement shall not merge in any transfer, assignment, novation agreement or other document or instrument issued pursuant hereto or in connection herewith.

16.10     Invalidity of Provisions

     In case any of the provisions (or portion thereof) of this Agreement should be determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions (or portion there of) contained herein shall not in any way be affected or impaired thereby.

16.11     Counterpart Execution

     This Agreement may be executed in counterpart and all executed counterparts together shall constitute one agreement.





     IN WITNESS WHEREOF the Parties have duly executed this Agreement.



CEC RESOURCES LTD.
(Purchaser)

Per:_______________________________
      Patrick R. McDonald
      President


COMETRA ENERGY (CANADA) LTD.
(Seller)

Per:_______________________________
      Kenneth H. Hayes
      President